Exhibit 99.1

January 19, 2005

Dear Investors and Analysts,

Please find attached the forward-looking guidance provided during our fourth quarter 2004 financial results conference call.

Respectfully,

Brad Ellsworth

Director

Investor Relations

Statements in this filing that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U. S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and the Company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this filing.

Year-over-year% Increase/(Decrease)
Capacity (ASMs)	Q1 05E	2005E

Domestic	0% - 1%	2% - 3%
Pacific	10% - 11%	3% - 4%
Atlantic	13% - 14%	11% - 12%
System (Mainline)	4% - 5%	3% - 4%
Airlink	38% - 40%	32% - 34%

Year-over-year% Increase/(Decrease)
Statistics	Q1 05E	2005E

CASM excluding fuel*	flat - (1%)	(1%) - 1%
Fuel Gallons	2% - 3%	2% - 3%
Fuel Price (excluding taxes)	125-135 cts/gal	130-140 cts/gal

Fuel Hedges - 25% of the first quarter 2005 fuel requirements hedged with swaps at $41.75/bbl.  There are no other fuel hedges in place in 2005 so forecasts are simply based on the forward curves for oil prices as of January 14, 2005.

Fleet

The following fleet guidance includes all firm deliveries and scheduled retirements for the calendar year 2005 as of 12/31/04.

Aircraft	YE04	2005 Deliveries	2005 Retirements	YE05
B747	24	—	(2)	22
B747-F	12	2	—	14
A330	15	3	—	18
DC10	22	—	—	22
B757	72	—	—	72
A320	78	—	—	78
A319	70	4	—	74
DC9	158	—	(10)	148
RJ85*	35	—	—	35
CRJ**	117	22	—	139

Total Jet	603	31	(12)	622

* Operated and subleased by Mesaba Aviation Inc.

** Operated and subleased by Pinnacle Airlines, Inc.

Capital Expenditures

2005E
Aircraft capex (including RJs)	$0.7 B
Non-aircraft capex	$0.1 B
Gross capex	$0.8 B
Capex net of financing	$0.2 B

Pension guidance

For calendar year 2005, the Company anticipates that expense related to its qualified plans will be approximately $500 million and that required contributions will be near or below this level.